SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCHERING AKTIENGESELLSCHAFT

By: /s/ Dr. Susan Crisp-Jungklaus
Name: Dr. Susan Crisp-Jungklaus
Title: Head of Corporate Communication
Schering AG

By: /s/ Oliver Renner
Name: Oliver Renner
Title: Head of Business and Financial
Communication Schering AG

Date: October 28th, 2002